Exhibit 99.1

TOWER GROUP INTERNATIONAL RECEIVES NASDAQ NOTICE

REGARDING LISTING REQUIREMENTS

HAMILTON, BERMUDA – March 7, 2014 — Tower Group International, Ltd. (NASDAQ: TWGP) announced today that it received a notification letter from The Nasdaq Listing Qualification Department (“Nasdaq”) on March 5, 2014, stating that because the Company has not yet filed its Annual Report on Form 10-K for the period ended December 31, 2013 (the “10-K”) with the Securities and Exchange Commission (“SEC”), it was not in compliance with the continued listing requirements under Nasdaq Listing Rule 5250(c)(1). This press release is being issued in accordance with Nasdaq Listing Rule 5810(b).

The Nasdaq notice has no immediate effect on the listing or trading of the Company’s common stock on The Nasdaq Global Market. Under Nasdaq listing rules, the Company has 60 days to submit a plan to Nasdaq to regain compliance with the applicable listing rule. The Company currently expects to file the 10-K with the SEC on or about the end of March.

About Tower Group International, Ltd.

Tower Group International, Ltd. is a Bermuda-based global diversified insurance and reinsurance holding company and is listed on the NASDAQ Global Select Market under the symbol TWGP. Through our insurance and reinsurance subsidiaries in the U.S. and Bermuda, collectively referred to as Tower Group Companies, we deliver a broad range of commercial, personal and specialty insurance products and services in the U.S. and specialty reinsurance products globally through our distribution and underwriting partners.

For more information, visit Tower’s website at http://www.twrgrpintl.com.

Cautionary Note Regarding Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This press release and any other written or oral statements made by or on behalf of Tower may include forward-looking statements that reflect Tower’s current views with respect to future events and financial performance. All statements other than statements of historical fact included in this press release are forward-looking statements. Forward-looking statements can generally be identified by the use of forward-looking terminology such as “may,” “will,” “plan,” “expect,” “project,” “intend,” “estimate,” “anticipate,” “believe” and “continue” or their negative or variations or similar terminology. All forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or will be important factors that could cause the actual results of Tower to differ materially from those indicated in these statements. Please refer to Tower’s filings with the SEC, including among others Tower’s Annual Report on Form 10-K for the year ended December 31, 2012 and subsequent filings on Forms 10-K/A, 10-Q and 10-Q/A, for a description of the important factors that could cause the actual results of Tower to differ materially from those indicated in these statements. Forward-looking statements speak only as of the date on which they are made, and Tower undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

Contact Information:

William E. Hitselberger

Executive Vice President and Chief Financial Officer

Tower Group International, Ltd.

212-655-2110

bhitselberger@twrgrp.com